Exhibit 99.1

iRhythm Technologies Announces Second Quarter Financial Results

SAN FRANCISCO, August 1, 2018-- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ending June 30, 2018.

Second Quarter 2018 Highlights

•

Second quarter revenue was $35.5M, up 49% compared to second quarter revenue reported in 2017, prior to the adoption of Accounting Standard Codification Topic 606 (“ASC 606”), and up 55% compared to 2017 pro forma second quarter revenue adjusted for the effects of ASC 606 as if adopted in 2017. Second quarter sequential growth was 16%

•

Second quarter gross margin was 73.2%, a year over year improvement of 150 basis points over reported gross margin prior to the adoption of ASC 606 and an improvement of 260 basis points as compared 2017 pro forma second quarter gross margin adjusted for ASC 606

•	Publication in The Journal of the American Medical Association (JAMA) of two studies utilizing iRhythm’s Zio service:
(1)

The KP-RHYTHM study, published in JAMA Cardiology, demonstrated that AF burden, as uniquely measured by iRhythm’s Zio Service, is associated with the risk of ischemic stroke in adults with paroxysmal (intermittent) atrial fibrillation revealing that patients with AF burden of greater than 11% were 3x more likely to have a stroke [https://jamanetwork.com/journals/jamacardiology/fullarticle/2681476]

(2)

The mHealth Screening to Prevent Strokes (mSToPS) study, which showed increased detection of asymptomatic atrial fibrillation (AF) in high-risk individuals using Zio [https://jamanetwork.com/journals/jama/article-abstract/2687353]

•	Achieved sales force target of 110 sales reps
•	Appointed medical technology veteran Karim Karti as Chief Operating Officer with responsibility for the company’s research & development, commercial execution, operations and service organizations

“Our second quarter results demonstrated continued strong execution on our strategic objectives, with accelerating revenue growth in tandem with gross margin expansion,” said Kevin King, CEO. “Growth in new and existing accounts continued into the quarter, and the exceptional progress we’ve made in salesforce hiring will strengthen our ability to expand the market opportunity we see for Zio XT and Zio AT. Importantly, we saw new accounts piloting our recently launched Zio AT, as well as meaningful increases in Zio XT volumes in large accounts, signaling the potential for XT pull-through we had anticipated. In addition, we were pleased to see the results of two important studies recently published that highlight our opportunity to expand our available market into new indications.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2018 increased 49% to $35.5 million, from $23.9 million during the same period in 2017 prior to the adoption of ASC 606 and increased 55% from $22.9 million during the same period in 2017 adjusted for the effects of ASC 606 as if adopted in 2017. The increase was primarily due to increased salesforce productivity, expansion into new accounts, improved penetration of existing accounts, and a continued shift to higher priced contracted units.

Gross profit for the second quarter of 2018 was $26.0 million, or 73.2% gross margin, up from $17.1 million, or gross margin of 71.7%, during the same period in 2017 prior to the adoption of ASC 606 and $16.2 million, or gross margin of 70.6%, for the same period of the prior year adjusted for the effects of ASC 606. Margin expansion was driven in part by productivity gains through our proprietary algorithms and workflow enhancements, a continued shift to higher priced contracted units, and improved claims collectability.

Operating expenses for the second quarter of 2018 were $37.7 million, an increase of 64% compared to the same period in 2017 prior to the adoption of ASC 606 and an increase of 68% compared to the same period in 2017 adjusted for ASC 606. The increase in operating expenses was driven by personnel-related costs from our sales team and sales support expansion, increased spend on long-term development efforts, increases in the company’s stock based compensation expenses and costs associated with bad debt expense adjusted for Topic 606.

Net loss for the second quarter of 2018 was $12.2 million, compared to $6.4 million during the same period in 2017 prior to the adoption of ASC 606, and $6.8 million for the same period in 2017 adjusted for ASC 606.

Guidance for Full Year 2018

iRhythm projects revenue for the full year 2018 to range from $138 to $141 million, inclusive of ASC 606, which represents 45% to 48% growth over the company’s prior year, as adjusted and presented on a non-GAAP basis to show the effects of ASC 606.  Gross margins for the full year 2018 are expected to range from 73% to 74% and operating expenses for the full year 2018 to be between $143 and $147 million. This compares to previous revenue guidance of $128.5 to $133.5 million, gross margins of 71.5% to 72.5% and operating expenses of $127 and $132 million.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 5657248 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 1, 2018. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact
Lynn Pieper Lewis or Leigh Salvo	Cherise Adkins
(415) 937-5404	(415) 486-3235
investors@irhythmtech.com	media@irhythmtech.com

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$19,241	$8,671
Short-term investments	66,675	93,692
Accounts receivable, net	19,065	12,953
Inventory	2,168	1,683
Prepaid expenses and other current assets	2,507	2,582
Total current assets	109,656	119,581
Investments, long-term	—	2,994
Property and equipment, net	7,560	6,221
Goodwill	862	862
Other assets	2,840	3,465
Total assets	$120,918	$133,123
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,658	$2,395
Accrued liabilities	16,355	15,644
Deferred revenue	642	1,238
Accrued interest, current portion	—	154
Debt, current portion	—	1,487
Total current liabilities	19,655	20,918
Debt	32,574	32,491
Deferred rent, noncurrent portion	222	161
Total liabilities	52,451	53,570
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	247,039	236,184
Accumulated other comprehensive loss	(38)	(65)
Accumulated deficit	(178,557)	(156,589)
Total stockholders’ equity	68,467	79,553
Total liabilities and stockholders’ equity	$120,918	$133,123

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$35,469	$23,854	$66,034	$45,291
Cost of revenue	9,490	6,744	18,101	13,081
Gross profit	25,979	17,110	47,933	32,210
Operating expenses:
Research and development	4,564	2,776	8,583	5,397
Selling, general and administrative	33,094	20,255	61,671	37,479
Total operating expenses	37,658	23,031	70,254	42,876
Loss from operations	(11,679)	(5,921)	(22,321)	(10,666)
Interest expense	(861)	(839)	(1,719)	(1,661)
Other income, net	334	316	717	580
Net loss	$(12,206)	$(6,444)	$(23,323)	$(11,747)
Net loss per common share, basic and diluted	$(0.51)	$(0.29)	$(0.99)	$(0.53)
Weighted-average shares used to compute net loss per common share, basic and diluted	23,747,131	22,362,608	23,614,281	22,257,849

IRHYTHM TECHNOLOGIES, INC.

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

The adoption of ASC 606 resulted in a change to net revenue primarily due to timing differences in its recognition of revenue related to non-contracted third-party payor claims as a result of changing from recognition based on the earlier of notification of the payor benefits allowed or when payment is received to the accrual basis based on historical experience.

Based on the Company’s improving collections profile and interpretation of ASC 606 guidance, the collectability rate was deemed “substantially all” and customer credit risk is not deemed a price concession reducing revenue. Customer credit risk is deemed SG&A expense, an impairment loss per ASC 606. The table below presents an updated summary of the cumulative change of ASC 606 and includes the impact to the quarterly results for 2017.

ASC 606 Impact
(Unaudited)	Year ended December 31,			2017
	2014	2015	2016	Q1	Q2	Q3	Q4	Total	Cumulative
Total revenue adjustments	742	2,489	(1,504)	(1,515)	(938)	(387)	(479)	(3,319)	(1,592)
Operating expenses	(30)	(123)	(663)	(672)	(558)	(431)	(469)	(2,130)	(2,946)
Net loss adjustments	$772	$2,612	$(841)	$(843)	$(380)	$44	$(10)	$(1,189)	$1,354

In this release, the company refers to non-GAAP 2017 ASC 606 Revenue, non-GAAP 2017 ASC 606 Gross Margin, non-GAAP 2017 ASC 606 Operating Expense and non-GAAP 2017 ASC 606 Net Income. Effective January 1, 2018, the company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported from second quarter 2017 has not been restated in the current financial statements. The company has provided comparable information on revenue, operating expenses and net income in accordance with ASC 606 to allow investors comparability to the prior year results.  However, for periods beginning before the adoption date of ASC 606, those adjusted financial measures are considered not to be calculated in accordance with GAAP and are thus presented as non-GAAP financial metrics.

The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period.  The company’s non-GAAP financial measures should be considered an addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.